Exhibit 99.1

PRESS RELEASE

First Community Bancorp (NASDAQ: FCBP)	Verdugo Banking Company (OTCBB: VGOB)

Contact: Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, California 90401 Phone: 310-458-1521 x 271	Contact: Raymond C. Dumser President and Chief Executive Officer 400 North Brand Boulevard Glendale, California 91203 Phone: 818-549-9130

FOR IMMEDIATE RELEASE	April 17, 2003

FIRST COMMUNITY BANCORP SIGNS DEFINITIVE
AGREEMENT TO ACQUIRE VERDUGO BANKING COMPANY OF GLENDALE, CA

— Verdugo Acquisition Puts First Community into Key Area of Los Angeles —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced the signing of a definitive agreement and plan of merger to acquire all of the outstanding common stock of Verdugo Banking Company (OTCBB: VGOB).  Verdugo is an approximately $169 million-asset bank located in Glendale, California.

Under the terms of the agreement, each share of Verdugo common stock will be converted into the right to receive $17.75 in cash.  Holders of options to purchase Verdugo’s common stock will receive the same amount less the applicable exercise price and withholding taxes.  The total value of the proposed acquisition is approximately $34.9 million and represents approximately 2.4 times Verdugo’s book value at December 31, 2002.

The merger is subject to customary conditions, including the approval of Verdugo’s shareholders and bank regulatory authorities, and is expected to close in the third quarter of 2003.  Simultaneously with the completion of this acquisition, it is anticipated that Verdugo will be merged into Pacific Western National Bank, a Los Angeles-based wholly owned subsidiary of First Community.

Matt Wagner, President and Chief Executive Officer of First Community Bancorp commented, “First Community is excited to welcome Verdugo into its banking family.  We look forward to continuing Verdugo’s tradition of relationship banking and the opportunity to earn the respect and trust of their employees and clients.”

“Verdugo is a key strategic fit for First Community and for Pacific Western,” continued Mr. Wagner.  “Verdugo’s size, business focus and deposit profile perfectly align with our existing operations and move us closer to our vision of developing the premier community banking franchise for Southern California.  The acquisition of Verdugo will extend Pacific Western’s footprint into a very attractive area of the Los Angeles region.”

Verdugo President and Chief Executive Officer Raymond C. Dumser added, “Becoming part of First Community is a natural fit because of both companies’ emphasis on business and relationship banking.   Like Verdugo, First Community has a strong focus on customer service.  Our customers will appreciate the greater range of services and increased lending limits Pacific Western will be able to offer, and the combined bank will be a valuable resource to the Glendale region.”

As of December 31, 2002, on a pro forma basis with Verdugo, First Community would have approximately $2.4 billion in assets on a consolidated basis, while Pacific Western would have approximately $1.2 billion in assets.

About First Community Bancorp

First Community Bancorp is a $2.2 billion in assets bank holding company with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses through 32 full-service community banking branches.  Pacific Western has 18 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank, formerly Rancho Santa Fe National Bank, has 14 branches across Imperial and San Diego Counties. Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. These factors include, but are not limited to, economic and competitive conditions in the geographic and business areas in which First Community, its subsidiaries and Verdugo Banking Company operate, the continuing war on terrorism, changes in the securities markets, credit quality deterioration, inflation, fluctuations in interest rates, changes in legislation and governmental regulation, the inability to achieve anticipated cost savings or to otherwise successfully integrate recent or future acquisitions, the risk that required regulatory clearances or shareholder approval of the Verdugo acquisition might not be obtained in a timely manner or at all, and the progress of integrating the operations of Verdugo into Pacific Western National Bank.  In addition, statements in this press release relating to the expected benefits of the proposed acquisition are subject to risks relating to the retention of key personnel, the ability to maintain or expand Verdugo’s existing business, changing relationships with clients and other factors.  For additional information concerning risks and uncertainties related to First Community and its operations please refer to our Annual Report on Form 10-K for the year ended December 31, 2002, available on the Internet at www.firstcommunitybancorp.com or at the website of the Securities and Exchange Commission located at www.sec.gov.